Freeport-McMoRan Inc. Completes
Sale of Portion of Cobalt Business to Umicore

PHOENIX, AZ, December 2, 2019 -- Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has completed the previously announced sale of its cobalt refinery in Kokkola, Finland and related cobalt cathode precursor business to Umicore for total cash consideration of approximately $200 million, including approximately $50 million of working capital.
Under the terms of the agreement, FCX separated its cobalt business and Umicore acquired the refinery and cathode precursor business, which represents approximately 60 percent of the refinery’s historical revenues. FCX and its partners will retain Freeport Cobalt’s remaining cobalt business with operations in Kokkola, Finland and sales offices in the U.S., Europe and Asia. The retained cobalt business is a leading global producer of cobalt fine powders, chemicals, catalyst, ceramics and pigments.
Lundin Mining Corporation (TSX: LUN) is entitled to receive 30 percent of the proceeds of the transaction.
FCX expects to record an approximate $60 million gain on the transaction.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
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